Table of Contents

Exhibit 8.1

We conduct our cable television and related activities through a group of companies that we have acquired and developed over the past decade. Set forth in the table below is a list of our direct and indirect subsidiaries, as of December 31, 2009:

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Direct Interest	Total Interest
		(percent)	(percent)
Consolidated entities
Net Belo Horizonte Ltda.	Brazil	-	100.00
Net Brasília Ltda.	Brazil	-	100.00
Net Rio Ltda.	Brazil	100.00	100.00
Net Recife Ltda.	Brazil	100.00	100.00
Net São Paulo Ltda.	Brazil	100.00	100.00
Net Campinas Ltda.	Brazil	-	100.00
Reyc Comércio e Participações Ltda.	Brazil	100.00	100.00
Net Bauru Ltda.	Brazil	100.00	100.00
Net Goiânia Ltda.	Brazil	100.00	100.00
Net Ribeirão Preto Ltda.	Brazil	100.00	100.00
Net Sorocaba Ltda.	Brazil	100.00	100.00
Horizonte Sul Comunicações Ltda.	Brazil	100.00	100.00
Net Paraná Comunicações Ltda.	Brazil	100.00	100.00
614 TVH Vale Ltda.	Brazil	100.00	100.00
Jacareí Cabo S.A.	Brazil	100.00	100.00
ESC 90 Telecomunicações Ltda.	Brazil	100.00	100.00
614 Serviços de Internet Maceió Ltda.	Brazil	100.00	100.00
614 Seviços de Internet João Pessoa Ltda.	Brazil	100.00	100.00